Exhibit 4.1

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

This AMENDED AND RESTATED STOCKHOLDERS AGREEMENT (this “Agreement”), dated as of December 31, 2020, is entered into by and among Liberty Oilfield Services Inc., a Delaware corporation (the “Company”), R/C IV Liberty Holdings, L.P., a Delaware limited partnership (“R/C Holdings”), R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership (“R/C Partnership” and, together with R/C Holdings, “Riverstone”), Schlumberger Technology Corporation, a Texas corporation (“Schlumberger US”), and Schlumberger Canada Limited, a corporation organized pursuant to the laws of the Province of Alberta (“Schlumberger Canada” and, together with Schlumberger US, the “Schlumberger Parties”).

RECITALS

WHEREAS, the Company, Riverstone and certain other parties thereto previously entered into that certain Stockholders Agreement dated January 17, 2018 (the “IPO Stockholders Agreement”) and the Company and Riverstone previously entered into that certain Stockholders Agreement, dated July 23, 2019 (the “2019 Stockholders Agreement”), pursuant to which, among other things, the Company granted to Riverstone certain Board designation rights;

WHEREAS, concurrently with the execution of this Agreement, Riverstone has delivered to the Company a written notice requesting the termination of the IPO Stockholders Agreement, which notice, by virtue of Section 4.3 of the IPO Stockholders Agreement, terminates the IPO Stockholders Agreement;

WHEREAS, the Schlumberger Parties, the Company and Riverstone desire to amend and restate the 2019 Stockholders Agreement in its entirety as provided herein; and

WHEREAS, in connection with, and effective upon, the transactions (the “Business Combination”) contemplated by that that certain Master Transaction Agreement dated as of August 31, 2020, by and among Schlumberger US, Schlumberger Canada, Liberty Oilfield Services New HoldCo LLC, a Delaware limited liability company, and LOS Canada Operations Inc., a British Columbia corporation (the “Transaction Agreement”), the Company, Riverstone and the Schlumberger Parties are entering into this Agreement to set forth certain understandings among themselves.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the 2019 Stockholders Agreement is hereby amended and restated in its entirety as follows:

AGREEMENTS

ARTICLE I

DEFINITIONS

1.1 Certain Definitions. As used in this Agreement, the following terms will have the following meanings:

“Affiliate” means, with respect to any Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes hereof, the Company and its subsidiaries will not be deemed to be an Affiliate of Riverstone or the Schlumberger Parties.

“Beneficial Owner” means, with respect to any security, any Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security or (b) investment power, which includes the power to dispose, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” will have correlative meanings. For purposes of this Agreement, Riverstone is deemed to not Beneficially Own the shares of Class A Common Stock issuable upon Redemption of the Units of Riverstone (but for the avoidance of doubt, Riverstone is deemed to Beneficially Own its corresponding shares of Class B Common Stock).

“Board” means the Board of Directors of the Company.

“Class A Common Stock” means the Class A common stock, par value $0.01 per share, of the Company.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Common Stock” means the Class A Common Stock together with the Class B Common Stock.

“Control” (including the terms “Controls,” “Controlled,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to (a) direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise or (b) vote 10% or more of the securities having ordinary voting power for the election of directors of a Person.

“Governance Committee” means the Nominating & Governance Committee of the Board.

“Independent Director” means a director who, in the determination of the Board, satisfies the independence standards set forth in the New York Stock Exchange Listed Company Manual.

“Issued Shares” means the 66,326,134 shares of Common Stock issued to the Schlumberger Parties pursuant to the Transaction Agreement.

“LLC Agreement” means the Second Amended and Restated Limited Liability Agreement of Liberty Oilfield Services New HoldCo LLC, dated as of January 17, 2018, as it may be amended, restated, supplemented and otherwise modified from time to time.

“Necessary Action” means, with respect to a specified result, all actions (to the extent such actions are permitted by applicable law, the Company’s certificate of incorporation and bylaws and, in the case of any action by the Company that requires a vote or other action on the part of the Board, to the extent such action is consistent with the fiduciary duties that the Company’s directors have in such capacity) necessary to cause such result, including (a) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (b) causing members of the Board (to the extent such members were designated by the Person obligated to undertake the Necessary Action) to act (subject to any applicable fiduciary duties) in a certain manner or causing them to be removed in the event they do not act in such a manner, (c) executing agreements and instruments and (d) making or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

“Redemption” has the meaning given to such term in the LLC Agreement as of the date hereof.

“Schlumberger Parent” means Schlumberger Limited, a company incorporated in Curaçao.

“Units” has the meaning given to such term in the LLC Agreement as of the date hereof.

1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement will include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import will be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and will have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute will include all rules and regulations promulgated thereunder, and references to any law or statute will be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; (viii) references to any Person include such Person’s successors and permitted assigns; and (ix) references to “days” are to calendar days unless otherwise indicated.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement will be construed without regard to any presumption or other rule requiring construction against the party that drafted or caused this Agreement to be drafted.

ARTICLE II

GOVERNANCE MATTERS

2.1 Board Designees.

(a) The Company, Riverstone and the Schlumberger Parties will use reasonable best efforts, including taking all Necessary Action, to cause the Board to cause the following nominees to be elected to serve as director on the Board:

(i) if Riverstone and its Affiliates collectively Beneficially Own at least the number of shares of Common Stock as such Persons owned immediately prior to the Closing, up to two nominees designated by Riverstone who are reasonably acceptable to the Governance Committee and each of whom qualifies as an Independent Director;

(ii) if Riverstone and its Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, up to one nominee designated by Riverstone who is reasonably acceptable to the Governance Committee and who qualifies as an Independent Director;

(iii) if the Schlumberger Parties and their Affiliates collectively Beneficially Own at least 20% of the outstanding shares of Common Stock, up to two nominees designated by the Schlumberger Parties who are reasonably acceptable to the Governance Committee and each of whom qualifies as an Independent Director; and

(iv) if the Schlumberger Parties and their Affiliates collectively Beneficially Own at least 10% of the outstanding shares of Common Stock, up to one nominee designated by the Schlumberger Parties who is reasonably acceptable to the Governance Committee and who qualifies as an Independent Director.

The initial designees of Riverstone shall be Ken Babcock and Brett Staffieri. The initial designees of the Schlumberger Parties shall be Simon Ayat and James McDonald. The Company agrees, to the fullest extent permitted by applicable law (including with respect to any applicable fiduciary duties under Delaware law), that taking all Necessary Action to effectuate the above will include (A) any person designated pursuant to this Section 2.1(a) in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors, (B) nominating and recommending such individual to be elected as a director as provided herein, (C) soliciting proxies or consents in favor thereof, and (D) without limiting the foregoing, otherwise using its reasonable best efforts to cause such nominee to be elected to the Board, including providing at least as high a level of support for the election of such nominee as it provides to any other individual standing for election as a director. The Company is entitled to identify such individual as a Riverstone Director or Schlumberger Director, as applicable, pursuant to this Agreement.

(b) So long as the members of the Board are allocated among separate classes of directors, any director designated by Riverstone pursuant to Section 2.1(a) (each, a “Riverstone Director”) will be designated to the class as mutually agreed upon by Riverstone and the Company, and any director designated by the Schlumberger Parties pursuant to Section 2.1(a) (each, a “Schlumberger Director”) will be designated to the class as mutually agreed upon by the Schlumberger Parties and the Company; provided that, in all cases, the number of directors in each class shall be as nearly equal in number as is reasonably possible.

(c) So long as Riverstone is entitled to designate a nominee pursuant to Section 2.1(a)(i) or Section 2.1(a)(ii), Riverstone will have the right to remove such Riverstone Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company will take all Necessary Action to cause such removal.

(d) So long as the Schlumberger Parties are entitled to designate a nominee pursuant to Section 2.1(a)(iii) or Section 2.1(a)(iv), the Schlumberger Parties will have the right to remove any such Schlumberger Director (with or without cause), from time to time and at any time, from the Board, exercisable upon written notice to the Company, and the Company will take all Necessary Action to cause such removal.

(e) In the event that a vacancy is created on the Board at any time by the death, disability, resignation or removal of a Riverstone Director or a Schlumberger Director, then (i) Riverstone, with respect to a vacancy created by the death, disability, resignation or removal of a Riverstone Director, or (ii) the Schlumberger Parties, with respect to a vacancy created by the death, disability, resignation or removal of a Schlumberger Director, will be entitled to designate an individual who is reasonably acceptable to the Governance Committee and qualifies as an Independent Director, to fill the vacancy so long as the total number of persons that will serve on the Board as designees of Riverstone or the Schlumberger Parties, as applicable, immediately following the filling of such vacancy, will not exceed the total number of persons Riverstone or the Schlumberger Parties, as applicable, is entitled to designate pursuant to Section 2.1(a) on the date of such replacement designation. The Company, the Schlumberger Parties and Riverstone will take all Necessary Action to cause such replacement designee to become a member of the Board.

(f) In the event that a Riverstone Director is then on the Board and Riverstone is no longer entitled to designate one or more directors pursuant to Section 2.1(a), to the extent requested by the Governance Committee, Riverstone shall promptly cause the Riverstone Director to resign from service on the Board (and all committees thereof on which the Riverstone Director serves) and promptly thereafter the Company may take all Necessary Action to cause the Board to cause the size of the Board to decrease by the number of Riverstone Directors so removed. Notwithstanding anything to the contrary in this Section 2.1, the Company, Riverstone and the Schlumberger Parties agree that, subject to continued approval of the Governance Committee of his qualifications as a director and Riverstone and its Affiliates collectively Beneficially Owning at least 10% of the outstanding shares of Common Stock, Ken Babcock shall not be required to resign from the Board if Riverstone and its Affiliates collectively do not Beneficially Own at least the number of shares of Common Stock as such Persons owned immediately prior to the Closing.

(g) In the event that a Schlumberger Director is then on the Board and the Schlumberger Parties are no longer entitled to designate one or more directors pursuant to Section 2.1(a), to the extent requested by the Governance Committee, the Schlumberger Parties shall promptly cause any such Schlumberger Director to resign from service on the Board (and all committees thereof on which such Schlumberger Director serves) and promptly thereafter the Company may take all Necessary Action to cause the Board to cause the size of the Board to decrease by the number of Schlumberger Directors so removed.

2.2 Restrictions on Other Agreements. For the avoidance of doubt, the rights granted to Riverstone and the Schlumberger Parties to designate members of the Board are additive to, and not intended to limit in any way, the rights that Riverstone, the Schlumberger Parties or any of their respective Affiliates may have to nominate, elect or remove directors under the Company’s certificate of incorporation, bylaws or the Delaware General Corporation Law.

ARTICLE III

STANDSTILL

3.1 Standstill.

(a) From the date hereof until the fourth anniversary of the Closing Date, the Schlumberger Parties and their Affiliates (and anyone acting on behalf of any such Persons) will not, and will not enter into any agreement, understanding or other binding arrangement to:

(i) acquire, directly or indirectly, Beneficial Ownership of any equity securities of the Company other than in connection with a share split, share dividend or similar transaction;

(ii) publicly seek, make or take any action to solicit or encourage any offer or proposal for any merger, consolidation, tender or exchange offer, sale or purchase of assets or securities or other business combination, restructuring, recapitalization or similar transaction involving the Company;

(iii) “solicit” or become a “participant” in any “solicitation” of any “proxy” (as such terms are defined in Regulation 14A under the Securities Exchange Act of 1934 (as amended, the “Exchange Act”)) from or by any other stockholder of the Company in connection with any vote on any matter (whether or not relating to the election or removal of directors), or agree or announce its intention to vote with any Person or group undertaking a “solicitation”;

(iv) form, join or in any way participate in a “group” (as defined under Section 13(d) of the Exchange Act or the rules promulgated thereunder) with respect to any equity securities of the Company;

(v) grant any proxies to any third party with respect to any equity securities of the Company (other than as recommended by the Board) or deposit any equity securities of the Company in a voting trust; or

(vi) request, propose or otherwise seek, in each case in a manner that would require public disclosure, any amendment or waiver of the provisions contained in clauses (i)-(v) of this Section 3.1(a).

(b) The restrictions set forth in Section 3.1(a) shall not apply at any time during which the Schlumberger Parties and their Affiliates collectively Beneficially Own less than 10% of the outstanding Common Stock.

ARTICLE IV

LOCKUP AND TRANSFER RESTRICTIONS

4.1 Lockup and Transfer Restrictions.

(a) The Schlumberger Parties shall not, without the prior written consent of the Company, during the period commencing on the date hereof and continuing for nine (9) months following the date hereof (the “Lock-up Period”), (i) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, distribute, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to the Issued Shares, or otherwise transfer or dispose of, directly or indirectly, the Issued Shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Issued Shares (any such transaction described in clause (i) or (ii) above, a “Transfer”). Notwithstanding the foregoing, the restrictions set forth in this Section 4.1 shall not apply to (A) the issuance, sale or transfer of equity securities in Schlumberger Parent or debt securities of Schlumberger Parent; provided, however, that the issuance, sale or transfer of any of the equity securities of any Affiliate of Schlumberger Parent that, directly or indirectly, holds Issued Shares, which issuance, sale or transfer of equity securities results in a change of control of such Affiliate of Schlumberger Parent or which vests the power to vote the Issued Shares in a third Person, shall be a Transfer subject to the restrictions set forth herein; or (B) Transfers to Affiliates of a Schlumberger Party otherwise in compliance with this Agreement; provided, however, that any such Affiliate must agree in writing to be bound by this Agreement by execution of a Joinder Agreement in the form attached hereto as Exhibit A (“Joinder Agreement”) (which such execution shall be deemed, for all purposes, to be the execution of this Agreement), with such transferee being deemed to be a Schlumberger Party for purposes of this Agreement. Notwithstanding the foregoing, no Schlumberger Party shall be entitled to Transfer shares of Common Stock to securityholders of Schlumberger Parent during the Lock-Up Period even if such securityholder is an Affiliate.

(b) Notwithstanding anything in this Article IV to the contrary, from the date hereof until the fourth anniversary of the Closing Date, without prior approval of two-thirds of the Board, the Schlumberger Parties shall not, and shall cause their Affiliates not to, make any Transfer of Common Stock (i) to any Person or entity that is itself or through its Controlled subsidiaries directly involved in the operation or ownership of hydraulic fracturing services in onshore North America (excluding institutional funds and similar passive investment vehicles) or (ii) to any Person or member of a group that is a Schedule 13D filer with respect to the Company or that would be required under the Exchange Act, promptly after the time such Transfer is consummated, to file a Schedule 13D with respect to the Company after giving effect to such Transfer.

ARTICLE V

EFFECTIVENESS AND TERMINATION

5.1 Effectiveness. This Agreement will be deemed to be effective concurrently with the effectiveness of the Business Combination. However, to the extent the Business Combination does not occur, the provisions of this Agreement will be without any force or effect.

5.2 Termination.

(a) This Agreement will terminate with respect to the Schlumberger Parties at the earliest of (i) such time as the Schlumberger Parties (including any Affiliate of any Schlumberger Party that executed a Joinder Agreement) are no longer entitled to any rights or subject to any obligations or restrictions set forth in Article II, Article III or Article IV of this Agreement, (ii) such time as the Schlumberger Parties and their Affiliates do not Beneficially Own any shares of Common Stock and (iii) the written agreement of the Schlumberger Parties and the Company terminating this Agreement with respect to the Schlumberger Parties. The obligations and restrictions under Section 2.1(g) shall survive the termination of this Agreement.

(b) This Agreement will terminate with respect to Riverstone at the earliest of (i) such time as Riverstone and its Affiliates no longer collectively Beneficially Own at least 10% of the outstanding shares of Common Stock and (ii) the delivery of written notice to the Company by Riverstone requesting the termination of this Agreement with respect to Riverstone. The obligations and restrictions under Section 2.1(f) shall survive the termination of this Agreement.

ARTICLE VI

MISCELLANEOUS

6.1 Notices. All notices, requests, demands and other communications under this Agreement will be in writing and will be personally delivered, sent by nationally recognized overnight courier, mailed by registered or certified mail or be sent by electronic mail to such party at the address set forth below (or such other address as will be specified by like notice). Notices will be deemed to have been duly given hereunder if (a) personally delivered, when received, (b) sent by nationally recognized overnight courier, one (1) business day after deposit with the nationally recognized overnight courier, (c) mailed by registered or certified mail, five (5) business days after the date on which it is so mailed, and (d) sent by electronic mail, on the date sent so long as such communication is transmitted before 5:00 p.m. in the time zone of the receiving party on a business day, otherwise, on the next business day.

(i)	If to the Company, to:

Liberty Oilfield Services Inc.

950 17th Street, Suite 2000

Denver, Colorado 80202

Attention: R. Sean Elliott

E-mail: sean.elliott@Libertyfrac.com

(ii)	If to Riverstone, to:

712 Fifth Avenue, 51st Floor

New York, New York 10019

Attention: General Counsel

E-mail: scoats@riverstonellc.com

(iii)	If to the Schlumberger Parties, to:

Schlumberger Technology Corporation

3600 Briarpark Drive

Houston, TX 77042

Attention: General Counsel

Email: slaureles@slb.com

with a copy (which shall not constitute notice) to:

Schlumberger Limited

5599 San Felipe

Houston, TX 77056

Attention: General Counsel

Email: slaureles@slb.com

6.2 Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is found to be invalid or unenforceable in any jurisdiction, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.3 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which, taken together, will be considered one and the same agreement.

6.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (a) constitutes the entire agreement and supersedes all other prior agreements, both written and oral, among the parties hereto with respect to the subject matter hereof and (b) is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

6.5 Further Assurances. Each party hereto will execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other parties hereto to give effect to and carry out the transactions contemplated herein.

6.6 Governing Law; Equitable Remedies. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE (WITHOUT GIVING EFFECT TO CONFLICT OF LAWS PRINCIPLES THEREOF). The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties hereto will be entitled to an injunction or injunctions and other equitable remedies to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any of the Selected Courts (as defined below), this being in addition to any other remedy to which they are entitled at law or in equity. Any requirements for the securing or posting of any bond with respect to such remedy are hereby waived by each of the parties hereto. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

6.7 Consent To Jurisdiction. With respect to any suit, action or proceeding (“Proceeding”) arising out of or relating to this Agreement, each of the parties hereto hereby irrevocably (a) submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and the United States District Court for the District of Delaware and the appellate courts therefrom (the “Selected Courts”) and waives any objection to venue being laid in the Selected Courts whether based on the grounds of forum non conveniens or otherwise and hereby agrees not to commence any such Proceeding other than before one of the Selected Courts; provided, however, that a party may commence any Proceeding in a court other than a Selected Court solely for the purpose of enforcing an order or judgment issued by one of the Selected Courts; (b) consents to service of process in any Proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, or by recognized international express carrier or delivery service, to their respective addresses referred to in Section 6.1 hereof; provided, however, that nothing herein will affect the right of any party hereto to serve process in any other manner permitted by law; and (c) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART, UNDER OR IN CONNECTION WITH THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE THE RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT AND TO HAVE ALL MATTERS RELATING TO THIS AGREEMENT BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

6.8 Amendments; Waivers.

(a) No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and signed (i) in the case of an amendment, by each of the parties hereto (including any amendment providing for additional obligations hereunder of any party hereto), and (ii) in the case of a waiver, by each of the parties against whom the waiver is to be effective.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder will operate as waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

6.9 Assignment. Except as expressly permitted by Section 4.1, neither this Agreement nor any of the rights or obligations hereunder will be assigned by any of the parties hereto without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and its assigns.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

COMPANY:

LIBERTY OILFIELD SERVICES INC.

By:	/s/ R. Sean Elliott
Name:	R. Sean Elliott
Title:	Vice President, General Counsel and Corporate Secretary

SIGNATURE PAGE TO

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

RIVERSTONE:

R/C IV LIBERTY HOLDINGS, L.P.

By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By: R/C Energy GP IV, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

R/C ENERGY IV DIRECT PARTNERSHIP, L.P.

By: Riverstone/Carlyle Energy Partners IV, L.P., its general partner

By: R/C Energy GP IV, LLC, its general partner

By:	/s/ Peter Haskopoulos
Name:	Peter Haskopoulos
Title:	Authorized Person

SIGNATURE PAGE TO

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

SCHLUMBERGER PARTIES:

SCHLUMBERGER TECHNOLOGY CORPORATION

By:	/s/ James David Lacy
Name:	James David Lacy
Title:	Attorney in Fact

SIGNATURE PAGE TO

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

SCHLUMBERGER CANADA LIMITED

By:	/s/ Matthew D. Bryan
Name:	Matthew D. Bryan
Title:	President

SIGNATURE PAGE TO

AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT

Exhibit A

FORM OF JOINDER AGREEMENT

[DATE]

The undersigned hereby absolutely, unconditionally and irrevocably agrees to be bound by the terms and provisions of that certain Amended and Restated Stockholders Agreement, dated as of August 31, 2020, by and among Liberty Oilfield Services Inc., a Delaware corporation, R/C IV Liberty Holdings, L.P., a Delaware limited partnership, R/C Energy IV Direct Partnership, L.P., a Delaware limited partnership, Schlumberger Technology Corporation, a Texas corporation, and Schlumberger Canada Limited, a corporation organized pursuant to the laws of the Province of Alberta, (the “Stockholders Agreement”), and to join in the Stockholders Agreement as a Schlumberger Party (as defined in the Stockholders Agreement) with the same force and effect as if the undersigned were originally a party thereto.

IN WITNESS WHEREOF, the undersigned has executed this Joinder Agreement as of [DATE].

Name:

EXHIBIT A TO AMENDED AND RESTATED

STOCKHOLDERS AGREEMENT